Exhibit 10.9

JOFF Fintech Acquisition Corp.

1345 Avenue of the Americas

New York, NY 10105

January 17, 2021

Via Electronic Mail

Mr. Fraz Ahmed

Principal

MFA Growth, LLC

2726 Bissonnet Street, #202-406

Houston, Texas 77005

Re:	Independent Contractor Agreement

Dear Mr. Ahmed:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby MFA Growth, LLC (“MFA” or “Consultant”) agrees to provide certain services (as described below) to JOFF Fintech Acquisition Corp. (the “Company”). This Agreement further sets forth your agreement to abide by, in your individual capacity, the terms set forth in §§ 3.2, 3.3, 3.4, 3.5, 5, 7, 8, and 9 of this Agreement and, in those sections, the term “you” refers to you in your individual capacity.

1. SERVICES.

1.1 The Company hereby engages Consultant effective [insert date], and Consultant hereby accepts such engagement, as an independent contractor, on a non-exclusive basis, to perform such consulting services as requested by the Company from time to time (collectively the “Services”). Consultant shall require you, Fraz Ahmed, to devote the majority of your professional time to providing the Services. Nothing herein shall prohibit the Company from engaging other persons or entities to perform the same or similar services.

1.2 You will have the title of Senior Vice President, Corporate and Business Development. Consultant’s services will entail researching appropriate potential business combination partners for the Company, supervising and performing due diligence on such business combination partners, and assisting with the negotiation and closing of a business combination transaction in coordination with, and with direction from, the Company’s senior management.

1.3 The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place Consultant performs the Services.

MFA Growth, LLC

January 17, 2021

1.4 To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant’s personnel shall comply with all applicable policies of the Company.

2. TERM/AT-WILL RELATIONSHIP. The term of this Agreement shall commence on January __, 2021, and terminate upon the earlier of: (a) termination of this engagement at will in accordance with the terms of this Agreement; or (b) the consummation of a business combination; or (c) the expiration of the time in which the Company may enter into a business combination. This Agreement is “at-will,” meaning that either party may terminate the engagement at any time, for any reason, or no reason, with 15 days prior written notice to the other party. The period of time during which Company engages Consultant shall be referred to as “Term.”

3. FEES, BONUS, AND EXPENSES.

3.1 To the extent any services are provided to the Company prior to the effective date of this Agreement, the Company shall pay a signing bonus to Consultant in the amount of $6,000 for each full calendar month of such services. As full compensation for the Services during the Term, on behalf of the Company, or any of its officers, directors, shareholders, or employees, the Company shall pay a monthly fee of $6,000.00 (Six Thousand Dollars) (the “Fees”), on the last day of the calendar month in which the Services are provided. If the Services end before the last day of a calendar month, the Fee for that month shall be pro-rated based on the number of days of the calendar month that have passed before the end of the Term. In addition to the Fees, the Company will pay Consultant a bonus in an amount determined by the Company’s board of directors, in its sole discretion, of at least $150,000 (One Hundred Fifty Thousand Dollars), which may be increased by the board of directors, in its sole discretion, to $500,000 (Five Hundred Thousand Dollars), which bonus shall be payable upon the successful completion of the Company’s initial business combination. Consultant agrees that, absent a written agreement signed by the Chief Executive Officer of the Company, Consultant and you shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any work or services Consultant performs for, or information Consultant provides to, the Company or any of its agents, during the Term, regardless of whether such work or services fall within this Agreement’s definition of “Services.”

3.2 You and Consultant acknowledge that you have not been promised, and are not entitled to, a position as an employee, contractor, or director, with the entity that results from any business combination into which the Company enters. Consultant and you agree that no such promise shall be binding in the absence of a written agreement signed by the Company’s Chief Executive Officer.

3.3 Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from the Company, and that Consultant shall be solely responsible for all federal, state, and local taxes arising from any payments made to Consultant in connection with the Services and for any compensation paid to you or any of Consultant’s personnel.

MFA Growth, LLC

January 17, 2021

3.4 The Company shall pay any reasonable travel or other reasonable costs or expenses incurred by Consultant in connection with the performance of the Services. Consultant shall not book any air travel, or incur any expense in excess of $500, without consent of the Company’s Chief Executive Officer.

4. RELATIONSHIP OF THE PARTIES.

4.1 Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company, or between you and the Company, for any purpose.

4.2 Without limiting Section 4.1, neither you nor any of Consultant’s principals or agents will be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on behalf or Consultant or on behalf of you.

5. CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION.

5.1 Confidential Information. During the Term, Consultant may receive confidential and proprietary information relating to the Company’s business (the “Confidential Information”). Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of Consultant’s disclosure in violation of this Agreement, (ii) is or becomes available to Consultant from a third party which, to Consultant’s actual knowledge is not bound by confidentiality obligations to the Company with respect to such information, (iii) is known to Consultant prior to disclosure by or from the Company or (iv) is or has been independently developed by Consultant without use of any Confidential Information. The Confidential Information may include, but is not limited to, confidential and proprietary information regarding the Company’s business strategies, financial information, internal organization, processes, methods, and know-how, as well as information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that the Confidential Information is the sole, exclusive and valuable property of the Company. Consultant also agrees not to use the Confidential Information other than to perform the Services, and not to disclose the Confidential Information, in whole or in part, in any form, to any third party (other than as reasonably necessary to perform the Services hereunder), either during or at any time after the Term. Consultant agrees any copies, reproductions or other derivatives of the Confidential Information shall remain the property of the Company and upon the expiration or termination of this Agreement for any reason, Consultant agrees to immediately cease using and to promptly destroy all whole and partial copies, reproductions and any other derivatives of the Confidential Information provided to Consultant or otherwise in Consultant’s possession or under Consultant’s control. This Section 5.1 and 5.2 shall survive for a period of two years following the expiration or termination of this Agreement for any reason; following such period, the obligations set forth in this Section 5.1 and 5.2 shall terminate.

MFA Growth, LLC

January 17, 2021

5.2 Non-Solicitation of Employees. Consultant agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the six (6) months, to run consecutively, beginning at the end of the Term.

6. TERMINATION.

6.1 Consultant or the Company may terminate this Agreement, with 15 days prior written notice to the other party to this Agreement.

6.2 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall, within five calendar days, after such termination:

(a) deliver to the Company all work product and all hardware or software provided for Consultant’s use by the Company;

(b) destroy all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from Consultant’s computers and electronic devices;

(d) certify in writing to the Company that Consultant has complied with the requirements of this clause;

(e) Notwithstanding the foregoing, the Consultant may retain any Confidential Information (including any copies thereof and/or digital back-up files) as it is legally required to retain in order to comply with applicable record retention law, rules, regulations, or orders, provided, however, that the Consultant will maintain the confidentiality of all retained Confidential Information in accordance with the terms of this Section 5 of this Agreement.

7. OTHER BUSINESS ACTIVITIES. Consultant and the Company agree that you may be engaged or employed in any other business, trade, profession, or other activity which does not materially impair Consultant’s ability to provide the Services or place Consultant or you in a conflict of interest with the Company.

8. INDEMNIFICATION. The Company shall indemnify, out of the assets of the Company only (including cash and the proceeds from liability insurance, if any), and hold you harmless, to the fullest extent permitted by applicable law, from and in respect of all (a) reasonable fees, judgments, fines, costs, and expenses (including reasonable attorneys’ fees) as they are incurred in connection with, relating to or resulting from any claim, demand, action, suit or proceeding, and any appeal therefrom, relating to this Agreement, the Services, or the activities of the Company, its properties, business, or affairs, including without limitation, consummating an initial business combination on behalf of the Company or any other activities relating to Consultant’s responsibilities to the Company and (b) losses or damages resulting from such claims, demands, actions, suits or proceedings, and any appeal therefrom, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, demand, action, suit or proceeding, and any appeal therefrom,; provided, however, that this indemnity shall not extend to Consultant if Consultant acted with willful misconduct or gross negligence, or with respect to any criminal action or proceeding  where Consultant’s conduct was unlawful.

MFA Growth, LLC

January 17, 2021

9. WAIVER OF TRUST. Consultant acknowledges that (a) you have read the prospectus of the Company and understand that the Company has established the Trust Account referred to in the prospectus, in an amount of $300,000,000 (or $345,000,000 if the underwriters’ over-allotment option is exercised in full) for the benefit of the Public Stockholders and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Company may disburse monies from the Trust Account only (i) to the Public Stockholders in the event they elect to redeem shares of Common Stock contained in the Public Securities in connection with the consummation of a Business Combination, (ii) to the Public Stockholders if the Company fails to consummate a Business Combination within the time period set forth in the Charter Documents, or (iii) to the Company after or concurrently with the consummation of a Business Combination. Consultant agrees that Consultant does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and waive any Claim Consultant or you may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

10. ASSIGNMENT. Neither party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

11. MISCELLANEOUS.

11.1 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

11.2 This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The provisions of this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights to any third party (including any third party beneficiary rights).

MFA Growth, LLC

January 17, 2021

11.3 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

11.4 This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York (including its statutes of limitations), without giving effect to principles of conflicts of laws. With respect to any disputes concerning this agreement or Consultant’s engagement, the parties consent to the exclusive jurisdiction of the state and federal courts with jurisdiction over New York County, New York. The parties waive any right to a trial by jury with respect to such disputes.

11.5 The invalidity, illegality, or unenforceability of any term of this Agreement shall not affect any other term of this Agreement.

11.6  This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.7 Sections 5, 8, 9, 10, and 11 shall survive the termination of this Agreement.

11.8 By his signature below, Fraz Ahmed agrees that: (a) he is personally bound by §§ 3.2, 3.3, 3.4, 3.5, 5, 7, 8 and 9 of this Agreement; (b) that all references to “Consultant” in those sections shall also be considered to refer to him personally and; (c) that the obligations of “Consultant” set forth in those sections of this Agreement shall also be considered his personal obligations.

[Signature Page Follows]

MFA Growth, LLC

January 17, 2021

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

JOFF FINTECH ACQUISITION CORP.

By:
Joel Leonoff
Chief Executive Officer

ACCEPTED AND AGREED:

MFA GROWTH LLC

BY:
Fraz Ahmed, Principal

Dated: January ___, 2021

ACCEPTED AND AGREED

BY:
Fraz Ahmed, in his
individual capacity, as to
Sections 3.2, 3.3, 3.4, 3.5, 5, 7, 8,
and 9 only.

Dated: January ___, 2021